EXHIBIT (h)(4)

                          FIN 48 TAX SERVICES AGREEMENT
                          -----------------------------

THIS FIN 48 TAX SERVICES AGREEMENT ("Agreement") is entered into as of July 7, 2008 and effective as of September 8, 2008 or such other date as the parties agree in writing (the "Effective Date") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and YIELDQUEST FUNDS TRUST, a Delaware business trust ("Fund").

                                   BACKGROUND

A. The Financial Accounting Standards Board ("FASB") released Interpretation No.48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109 (as released and not amended, "FIN 48") in July, 2006.

B. FIN 48 is effective for fiscal years beginning after December 15, 2006 and applies generally to mutual funds.

C. The Fund, on behalf of each of its investment portfolios (each, a "Portfolio"), is responsible for complying with FIN 48. The Portfolios are specified on Exhibit A hereto.

D. The Fund wishes to retain PFPC to provide the FIN 48 services described below, and PFPC wishes to furnish such services, either directly or through an affiliate or affiliates, as more fully described herein.

                                      TERMS

In consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Services. (a) PFPC shall provide the following FIN 48 services ("Services") to the Fund with respect to each Portfolio's Tax Positions (as defined below) for each Review Period (as defined below) during the term of this Agreement:

    (i) Identification and documentation of all material tax positions taken by the Fund and identified to PFPC ("Tax Positions") during (i) its fiscal year ending October 31, 2008, and (ii) thereafter, each of its fiscal years (each such fiscal year being a "Review Period");

    (ii) Review of the Fund's: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance workpapers;

    (iii) Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

    (iv) Review of relevant statutory authorities;
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    (v) Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

    (vi) Review of standard mutual fund industry practices, to the extent such practices reasonably may be determined by PFPC; and

    (vii) Delivery of a written report to the Fund with respect to the above.

(b) The following are expressly excluded from the Services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is "more likely than not" such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required by FIN 48 if any "more likely than not" threshold has not been met. Any such estimate or calculation is subject to review and approval by Fund's independent public accountants and management of the Fund.

(c) PFPC's Services shall not include any tax opinion or tax advice, and none of the Services shall be deemed to be or constitute a tax opinion or advice.

2. COMPENSATION; DISCLOSURE.
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(a) As compensation for Services rendered by PFPC during the term of this
Agreement, the Fund shall pay to PFPC fees as may be agreed to in writing from time to time by the Fund and PFPC.

(b) The Fund hereby represents and warrants to PFPC that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement, have been fully disclosed to and approved by the Board of Trustees of the Fund (the "Board").

3. INFORMATION; COOPERATION. The Fund shall provide such information and documentation as PFPC may reasonably request in connection with the Services. The Fund shall seek the cooperation of its independent public accountants and shall make such accounting information available to PFPC as it may reasonably request.

4. PFPC OWNERSHIP. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, know-how, patents, copyrights, trade secrets, and other related legal rights used by PFPC in connection with the Services. The Fund shall be entitled to retain all records and workpapers created or reviewed by PFPC on behalf of the Fund in connection with providing Services to the Fund under this Agreement.

5. DURATION AND TERMINATION. This Agreement shall be effective on the Effective Date and shall continue for a period of one (1) year (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Term") each, unless the Fund or PFPC provides written notice to the other of its intent not to

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renew. Such notice must be received not less than thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Term. After termination of this Agreement, PFPC shall be entitled to full payment of all of its fees, compensation, costs and expenses hereunder.

6. NOTICES. Notices shall be addressed:
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(a) if to PFPC:

(b) if to the Fund:

or if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

7. CONFIDENTIALITY.
   ---------------

(a) Each party shall keep confidential all material information relating to the other party's business ("Confidential Information") disclosed hereunder. Confidential Information shall include (i) data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (ii) scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (iii) confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) any information expressly designated as Confidential Information in writing.

(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
(iv) it is released by the protected party to a third party without restriction;
(v) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vi) release of such information by PFPC is necessary or desirable in connection with the provision of Services;
(vii) it is Fund information provided by PFPC in connection with an independent third party compliance or other review;

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(viii) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (ix) it has been or is independently developed or obtained by the receiving party.

8. RESPONSIBILITY OF THE PARTIES.
   -----------------------------

(a) PFPC shall be under no duty to take any action or render any service hereunder to or on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto, and PFPC shall have no liability to the Fund or any other entity or governmental authority with respect to any Tax Positions. PFPC shall have no liability either for any error or omission of any other servicer provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission. The Fund shall be responsible for: (i) all filings, tax returns and reports on all Tax Positions, and (ii) the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

(b) Notwithstanding anything in this Agreement to the contrary: (i) neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by PFPC or its affiliates; and (ii) PFPC's liability to the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") shall not exceed the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such Loss; provided that PFPC's cumulative maximum liability for all Losses shall not exceed $100,000. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, fraud or reckless disregard of its duties under this Agreement.

(d) The Fund shall have a duty to mitigate damages for which PFPC may become responsible.

9. ENTIRE AGREEMENT; AMENDMENTS; SEVERABILITY. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10. NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose, title or non-infringement or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to the Services.

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11. FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary,
(i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer (including Internet) or communications capabilities; insurrection; elements of nature; or non-performance by a third party.

12. GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

13. ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. PFPC may assign this Agreement to any affiliate of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days' prior written notice of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, nothing herein is intended or shall be construed to confer upon any third party any right, remedy or claim under or by reason of this Agreement.

14. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

15. SURVIVAL. Sections 5, 8 and 10 shall survive the termination of this Agreement for the duration of the statute of limitations applicable thereto.

                          IRS CIRCULAR 230 DISCLOSURE:

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, PFPC INFORMS THE FUND THAT ANY U.S. TAX ADVICE CONTAINED IN ANY COMMUNICATION FROM PFPC TO THE FUND (INCLUDING ANY FUTURE COMMUNICATIONS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF (i) AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OR (ii) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED HEREIN OR THEREIN.

                            [Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PFPC INC.

By: /s/ Jay F. Nusblatt
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Name: Jay F. Nusblatt
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Title: Senior Vice President
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YIELDQUEST FUNDS TRUST

By: /s/ David Summers
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Name: David Summers
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Title: Treasurer and Chief Financial Officer
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